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PRICING SUPPLEMENT NUMBER 8                       Filed Under Rule
(to Prospectus Supplement dated July 19, 1995     424(b)(2) and 424(c)
and Prospectus dated June 5, 1995)                File No. 33-58177
CUSIP No. 90247G AD 0
                           $150,000,000
                         TYSON FOODS, INC.

           6.625% Medium-Term Notes Due October 17, 2005
                   Interest Payable Semiannually
                   -----------------------------
           Underwriters:                  Merrill Lynch & Co.
                                          First Union Capital Markets Corp.
                                          Stephens Inc.
           Offering Price:                99.54%
           Underwriters' Commission:      0.296%
           Currency:                      U.S. dollars
           Date of Issue:                 October 16, 1995
           Issuance form:                 Book-entry
           Scheduled Maturity Date:       October 17, 2005
           Daycount basis:                30/360

            Interest Accrual Dates: October 17, 1995 through the Initial Interest Payment Date. Thereafter, interest will accrue from each Interest Payment Date to but excluding the next succeeding Interest Payment Date.
            Interest Payment Dates: Semiannually on each June 1 and December 1 (each an "Interest Payment Date"), commencing December 1, 1995 (the "Initial Interest Payment Date") and ending on the Scheduled Maturity Date. If any Interest Payment Date falls on a date that is not a Business Day, payment will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest shall accrue as a result of such delayed payment.

           Principal Payment Dates:     Scheduled Maturity Date
           Business Days:               New York
           Calculation Agent:           Not applicable
           Optional Redemption Dates:   Not applicable
           Option to elect prepayment:  None
           Sinking fund:                Not applicable
           Settlement Date:             October 16, 1995

      The 6.625% Medium-Term Notes due October 17, 2005 (the "Notes") will be purchased by the underwriters at 99.244% of their principal amount. For U.S. federal income tax purposes, the Notes will be treated as Fixed Rate Debt Securities, issued without Original Issue Discount ("OID"). This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations which are generally effective for debt instruments issued on or after April 4, 1994.

                       -----------------------
                         Merrill Lynch & Co.
                  First Union Capital Markets Corp.
                            Stephens Inc.
                       -----------------------
      October 12, 1995